EX-10                                              EMPLOYMENT AGREEMENT

                       5G WIRELESS COMMUNICATIONS, INC.

                        EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement ("Agreement") is dated as of July 4, 2003 ("Effective Date") and is between 5G WIRELESS
COMMUNICATIONS, INC., a California corporation (the "Company") and PETER TREPP, an individual residing at 116 Lighthouse Mall, Marina del Rey, California 90292 ("Executive").

                                    RECITALS

A. Executive has advised the Company of his willingness to act in a fulltime capacity as its President and Chief Operating Officer as provided herein.

B. Company desires to retain Executive and employ Executive in accordance with the provisions of this Agreement.

C. The parties hereto desire to enter into this Agreement to, among other things, memorialize the terms of the employment of Executive by Company, to protect to the fullest extent permissible the Confidential Information (as defined below) of Company, and to insure the strictest compliance by Executive with Executive's fiduciary obligations to Company and to Company's clients.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereto hereby agree as follows:

     1. At-will Employment. Executive's employment with Company will be "at-will" and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with Company.

     2.  Commencement Date/Representations and Warranties/Term.

        a. Commencement Date. The "Commencement Date" of this Agreement will be the first day of employment (approximately 2 weeks from the Effective Date) and will continue, subject to the terms of this Agreement, for an initial term ending 36 months from the Commencement Date, unless earlier terminated as provided herein. Subject to the terms of this Agreement, the term will automatically be renewed for successive one-year periods unless either Company or the Executive delivers to the other party, at least thirty (30) days before the end of the current employment period, written notice of such parties desire not to renew or extend this Agreement.

        b. Representations and Warranties. Executive represents and warrants to Company, with knowledge that Company is relying thereon in entering into this Agreement, that the performance of his duties (i) up to and as of the date hereof and (ii) the execution and delivery of this Agreement by Executive, and the performance of his duties hereunder commencing as of the Commencement Date, has not breached, does not and will not breach any obligation of Executive under any prior employment contract, decree, order, judgment, non-compete, non-solicitation, or any other agreement with any previous employer or other third party to whom Executive has provided services to in a capacity other than as an employee, nor any duty or obligation owed by Executive to any such previous employer or third party.

        c. Indemnification. Executive agrees to indemnify and hold Company harmless against any and all costs, attorneys' fees, losses, liabilities and expenses resulting from claims, demands, suits, actions or judgment arising out of or in any way related to Executive's representations and warranties set forth herein.

        d.  Termination Date and Term. For purposes of this
Agreement: (i) "Termination Date" means the date on which Executive's full-time employment with the Company is terminated or expires in accordance with the terms hereof; and (ii) "Term" shall mean the period beginning on the Commencement Date and ending on the Termination Date.

     3.  Position and Responsibilities.

        a. Position. Executive shall serve as the President and Chief Operating Officer of Company and a member of the Board of Directors of Company ("Board"), subject to the terms, conditions and provisions of this Agreement. In this capacity, Executive will devote his full business efforts and time to Company and be responsible for the day-to-day operations of the Company and the long term overall management, strategic planning and internal operations and controls of the Company and its business, including without limitation, using his best efforts to (i) maintain and develop the business of Company, (ii) meet the objectives of Company's operating plans and budgets, and
(iii) assist in the raising of any capital. Furthermore, Executive shall do and perform all services, acts, or things necessary or advisable to discharge his duties under this Agreement, including, but not limited to, undertaking such travel as is reasonably necessary to perform such duties, and shall perform such other duties and acts as may from time to time be lawfully prescribed by the Board. Executive, in carrying out the duties and responsibilities of Executive's position, shall report to the Board. Executive shall abide by the Company's rules, regulations, and practices as they may from time-to-time be adopted or modified.

        b. Other Activities. Except upon the prior written consent of the disinterested members of the Board or as otherwise expressly set forth in Section 8, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that interferes with Executive's duties and responsibilities hereunder or create a conflict of interest with the Company. The Company is aware that the Executive is a volunteer and serves as President of The Anderson School Alumni Association. In this capacity, Executive will be required to attend certain functions, meetings, and activities away from work during working hours. Time away from work will not exceed 12 hours per month. Executive agrees to provide reasonable notice to the Company for time away from the Company's offices.

     4.  Compensation and Benefits.

        a. Annual Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive an annual base salary at the rate of One Hundred and Fifty Thousand Dollars ($150,000) per year for the period of one year following the Commencement Date. The annual base salary shall be paid in accordance with the Company's regularly established payroll practice.
Executive's annual base salary may be modified upward and will be reviewed from time to time by the Compensation Committee on the Board
(yet to be formed) in accordance with the Company's established procedures for adjusting salaries for similarly situated key employees. The amount of Executive's annual base salary in effect from time to time shall be referred to herein as the "Annual Base Salary".

        b. Signing Bonus. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a signing bonus in the form of common stock ownership in the Company. The amount of stock will be equivalent to 7% of Executive's Annual Base Salary ($10,500) payable within 30 days of the Commencement Date of this Agreement. The amount of common stock shares to be issued to the Executive will be determined by taking the dollar amount of the signing bonus divided by the share price of the common stock on the Commencement Date. If the Commencement Date is a non-trading day, then the share price on the trading day most closely preceding the Commencement Date will be used instead.

        c. Annual Cash Bonus Compensation. In addition to Executive's Annual Base Salary, with respect to each fiscal year of the Company included within the Term, and subject to the performance of the Company during such fiscal year, Executive shall be eligible to receive discretionary cash bonus compensation ("Annual Bonus Compensation") as set forth in this agreement. For each full fiscal year of employment, Executive shall be eligible for an incentive bonus of up to eighty (80%) of his annual base salary and his performance objectives shall be set such that 100% completion of his objectives shall entitle him to at least seventy-five percent (75%) of the bonus ("the Target Annual Bonus Compensation"). During the first year of employment, Executive shall be eligible for a pro rata portion of the incentive bonus. The bonus amount will be based on the following factors: (i) the financial performance of the Company as determined and measured by the Board, and (ii) Executive's achievement of management targets and goals as set by the Board. The bonus amount is intended to reward contribution to the Company's performance over an entire fiscal year, and on the basis of continuing, cumulative contribution, and consequently will be paid only if Executive is employed and in good standing at the time of bonus payments, which generally occurs within 45 days after the close of the Company's fiscal year. Bonus determinations will be made in the Company's sole discretion.

        d. Stock Options and Restricted Stock. Under and pursuant to the Company's Stock Option Plan as amended and restated, Executive will be granted the right to purchase shares of the Company's common stock, which amount is approximately four percent (4%) of the Company's capital stock on a fully-diluted basis (the "Initial Shares") upon either of the following events (i) Executive's successful raising of financing in excess of $400,000. Following completion of the next round of financing in which the Company raises not less than $3 million from new and existing investors, and under and pursuant to the Company's Stock Option Plan as amended and restated, Executive will be granted an additional option giving Executive the right to purchase that number of additional shares of the Company's common stock (the "Subsequent Shares") necessary to bring Executive's total option amount to ten percent (10%) of the Company's capital stock on a fully-diluted basis following such financing (such Subsequent Shares with Initial Shares the "Shares"). The price per share of the option agreement(s) will be the fair market value of common stock of the Company as of the date of grant(s) as determined by the Board of Directors. Executive shall be eligible for additional stock option grants at the discretion of the Board in accordance with the terms and conditions of Company's Stock Option Plan and standard Stock Option Agreement, as amended and restated; provided that Executive's Stock Option Agreement(s) shall provide for the exercise of options prior to full vesting of such options, with the shares issuable upon such "early exercised" options being subject to a repurchase right in favor of Company through the remaining vesting period for such options.

        e. Change of Control Option Grant. "Change of Control" shall mean the sale, conveyance or other disposition of all or substantially all of the Company's property, voting stock or business or the Company's merger with or into or consolidation with any other corporation, limited liability company or other entity (other than a wholly owned subsidiary of the Company), provided that the term "Change of Control" shall not include (a) a merger of the Company effected exclusively for the purpose of changing the domicile of the Company, (b) an equity financing in which the Company is the surviving corporation, (c) a transaction in which the stockholders of the Company immediately prior to the transaction own fifty percent (50%) or more of the voting power of the surviving corporation following the transaction. In the event there is a Change of Control of the Company prior to the financing described above and prior to the issuance of the Subsequent Shares, immediately prior to the closing of such Change of Control transaction, the Company shall grant to Trepp a fully vested option to purchase ten percent (10%) of the outstanding shares of the Company's Common Stock, calculated on a fully diluted basis (including conversion of any Notes or other convertible securities) immediately prior to such closing.

        f. Benefits. Executive shall be eligible to participate in the Company's benefits made generally available to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company's sole discretion, except that, Executive shall receive four
(4) weeks paid vacation per year during the Term. Executive can accrue up to a maximum of four (4) weeks (20 days) per calendar year of vacation. Once this cap is reached, no further vacation will accrue until vacation time is used and shall instead be paid to Executive as part of his Annual Base Salary.

        g. Expenses. The Company shall reimburse Executive for reasonable and necessary business expenses incurred in the performance of his duties hereunder in accordance with the Company's expense reimbursement guidelines, as in effect from time to time. Executive shall not be required to obtain prior written approval from the Board before incurring business expenses of greater than Five Thousand Dollars ($5,000) per month.

     5.  Termination By Company.

        a.  For Cause.  For purposes of this Agreement, the term
"For Cause" shall mean the occurrence of one or more of the following events: (i) Executive is convicted of, or pleads nolo contendre to, a felony or a crime involving moral turpitude; (ii) Executive willfully engages in conduct in connection with his responsibilities as an employee that constitutes intentional fraud and materially harms the Company, including but not limited to, misappropriation of trade secrets or embezzlement; or (iii) Executive commits a material breach of this Agreement or the Confidentiality Agreement, which breach, if curable, is not cured within twenty (20) days after receipt of written notice of such breach, describing in reasonable detail the nature of such breach, by Executive from the Company. The Company may terminate Executive's employment For Cause at any time, without any advance notice.

        b. By Death. Executive's employment shall terminate automatically upon his death.

        c. By Disability. If Executive becomes eligible for Company's long term disability benefits or if, in the sole opinion of the Board, Executive shall be unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than sixty (60) consecutive days or more than one hundred and twenty (120) days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive's employment. Nothing in this subsection (c) shall affect Executive's rights under any disability plan in which he is a participant.

     6.  Entitlements Upon Termination of Employment By Company.

        a. In General. Except as otherwise expressly provided in this Agreement, all compensation otherwise payable to Executive under this Agreement shall cease to accrue upon termination of Executive's employment and Executive's entitlements under applicable plans and programs of the Company following termination of Executive's employment will be determined under the terms of those plans and programs. Company shall pay to Executive on the date required under applicable law or within thirty (30) days after such termination, whichever occurs first, any accrued and unpaid salary and other compensation which has been earned by Executive under this Agreement as of and through Termination Date (which shall include a per diem amount based upon such salary for any accrued vacation days not previously taken by Executive in the calendar year in which such termination occurs).

        b.  Entitlements Upon Termination by Company Without Cause.
In the event Executive's employment is terminated other than For Cause, By Death, By Disability, voluntarily by Executive or by expiration of the current existing period of employment of Executive, then in addition to the amounts provided for in Section 6.a. above, Executive shall be entitled to receive from Company, within thirty
(30) days after the date of such termination, a lump sum severance payment in an amount equal to (A) a pro-rata amount equal to one week for every two months worked for the Company times Executive's then current Annual Base Salary with a maximum of 18 total weeks; plus (B) one times the higher of (x) the Target Annual Bonus Compensation for Executive established for the incentive year in which such termination occurs or (y) the actual Annual Bonus Compensation earned by Executive during the fiscal year preceding the year in which such termination occurs (such amount being referred to herein as the "Severance Payment"); provided, however, that Executive shall not be entitled or eligible to receive the Severance Payment unless prior to the date on which the first portion of such Severance Payment is due, Executive executes and delivers to the Company a separation and release agreement ("Separation and General Release Agreement") in form and substance satisfactory to the Company pursuant to which Executive agrees, among other matters, to generally and unconditionally release the Company and its officers, directors, shareholders, employees, agents, attorneys and representatives from any and all claims, demands, actions or causes of action which Executive may then have or thereafter become entitled to under this Agreement, any other agreement or plan of the Company or under applicable law, whether known or unknown, suspected or unsuspected, excepting only for claims relating to the failure of the Company to pay the Severance Payment or other compensation due to Executive. In addition, Executive and Executive's spouse and covered dependents will be entitled to participate in COBRA benefits at the same benefit level (to the extent practicable) at which the Executive and the Executive's spouse and covered dependent(s) participated in group health plans of the Company immediately prior to the termination of Executive's employment, for the period such benefits are available under COBRA, and the Company shall reimburse Executive for the cost of COBRA coverage for a period of one year following the Termination Date, to the extent such COBRA coverage cost exceeds the cost of group health insurance benefits paid by Executive immediately prior to such Termination Date.

        c. Vesting Upon Termination Without Cause. In the event Executive's employment is terminated other than For Cause, By Death, By Disability, voluntarily by Executive or by expiration of the current existing period of employment of Executive, all outstanding stock options, restricted stock grants and other equity-type incentives held by Executive at the time of Executive's termination of employment will become fully vested as of the date of such termination (whether or not fully vested immediately prior to Executive's termination) and remain exercisable for the exercisability period set forth in each such option agreement, and any repurchase rights of Company (other than any rights of first refusal) shall automatically terminate and be of no further force or effect as of the date of Executive's termination of employment.

        d. Severance Payment In Lieu of Other Payments. The Severance Payment is in lieu of any other severance or similar payment that the Executive may then be entitled to receive under any plan or program of the Company. Executive shall not be entitled to any other severance or similar payments if Executive's employment is terminated For Cause, By Death, By Disability (as set forth in Section 4 above), voluntarily by Executive or by expiration of the current existing period of employment of Executive.

        e. Executive Covenants. Upon termination of Executive's employment and thereafter, Executive covenants and agrees to:

          (i) Deliver his written resignation from all offices and directorships then held with the Company effective as of the Termination Date;

           (ii) Cooperate reasonably with Company in the winding up or transferring to other employees of any pending work, at no further cost to Company or Executive; and

          (iii) Cooperate reasonably with Company in the defense of any action brought by or against any third party that relates to a claim or action that arose during Executive's employment by Company, so long as the Company pays for all reasonable costs and expenses, including, without limitation, legal fees, incurred by Executive in connection therewith.

The foregoing obligations on the part of Executive to cooperate shall not require Executive to expend an unreasonable amount of time or effort given the existing circumstances and conditions.

     7.  Inventions and Proprietary Information

     If Executive has not currently executed and delivered and is not bound by the terms of the Employee Proprietary Information and Inventions Agreement, in the form attached hereto as Exhibit A
("Employee Proprietary Information and Inventions Agreement"),
Executive shall execute, deliver and agree to be bound by such Inventions Agreement in connection with the execution and delivery of this Agreement.

     8.  Competition.

          a. At all times while Executive is employed by Company, Executive will not engage or participate, directly or indirectly, as a principal, partner, limited partner, member, shareholder, employee, member, independent contractor, operator, officer, director, profit or revenues participant, or otherwise, whether beneficially or of record, in any business other than the business of Company; provided, however, that this covenant shall not apply to investments made by Executive in publicly held companies so long as: (i) such companies are not engaged in any Competitive Business (as defined below); or (ii) if such company is engaged in a Competitive Business (as defined below), Executive owns of record and beneficially not more than two percent (2%) of the voting capital stock of such company. As used herein, "Competitive Business" means a business or enterprise that engages or proposes to engage in the design, development, manufacture, or distribution of equipment, devices, software, hardware, or any materials relating to fixed wireless, Wi-Fi, wireless broadband, WISP, either known or hereafter invented.

          b. Executive agrees that during the Term he will not solicit or negotiate offers of employment from any other employer (whether or not such employment would commence after the expiration of the Term), and will promptly report any such offers of employment to Company; provided that Executive may solicit or negotiate such offers during what is anticipated to be the final sixty (60) days of the Term of this Agreement.

     9.  Property of Third Parties.

     Trepp recognizes that The Company has received and in the future will receive information from third parties which is private or proprietary information subject to a duty on The Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Trepp agrees, during the term of the independent contractor relationship and thereafter, to hold all such private or proprietary information received from third parties in the strictest confidence and not to disclose or use it, except as necessary in carrying out Trepp's work for The Company consistent with The Company's agreement with such third parties.

     10.  No Violation of Trade Secrets of Others.

     Trepp by signing this agreement acknowledges that his act as the Company's President and Chief Operating Officer, does not in any way, conflict with any other agreement and/or commitment on his part which would prohibit him from engaging in this activity. In addition, he will not disclose to the Company any proprietary information which he has obtained from any other individual or organization

     11.  Payments from Others; Non-Solicitation of Employees.

        a. So long as Executive is employed with the Company, Executive will not accept gifts, payments, interests or other compensation or consideration (other than customary holiday, birthday or other special event gifts the value of which do not exceed $1,000 in the aggregate from any person or affiliate thereof in any 12 month period) from any provider of goods, services and/or other property, including, without limitation, interests in ventures or businesses of any such persons and/or entities, or in which any such person and/or entities are participating, without having first obtained the prior written consent of Company. In the event any provider of goods, services and/or other property offers Executive the opportunity to invest in any business operated or being formed by any such person or entity or any affiliated entity, whether or not such investment would require payment of the fair market value of the interest purchased, Executive agrees to notify Company of such opportunity and agrees that, as between Company and Executive, any and all such opportunities shall belong to and be the exclusive property of Company unless Company (by an action of the disinterested members of the Board) expressly elects in writing to forego such opportunity. Unless Company elects to forego such opportunity, Executive shall assist Company in all reasonable respects in obtaining such opportunity for Company. If Company elects to forego such opportunity, Executive, subject to Section 8, shall be free to invest in such venture on a passive basis.

        b. The Executive agrees that during the Term and during the period from the Termination Date through the first anniversary of the Termination Date, he will not, directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, stockholder, or otherwise), either alone or with or through or on behalf of others, solicit for employment the services of any employee of the Company; provided, however that this clause shall not prevent Executive from soliciting or engaging any person pursuant to any general advertisement or general solicitation for employment that is not targeted or directed specifically to employees of the Company.

     12.  Special Enforcement Rights of Company.

     Executive recognizes, acknowledges and agrees that any breach of the provisions of Sections 7, 8, 9, 10 or 11 of this Agreement would result in immeasurable and irreparable harm to the Company for which money damages would be inadequate, and accordingly, agrees that in addition to, and not in lieu of, all other remedies available to the Company by reason of such breach, the Company shall be entitled to temporary and permanent injunctive relief to prevent the occurrence or continuation thereof, and Executive hereby waives, to the fullest extent permitted under applicable law, any requirement that Company post a bond or other surety as a condition of obtaining such injunctive relief.

     13.  Arbitration.

        a. Mandatory Arbitration. Excepting only for the "Excluded Claims" (as defined below), all disputes and claims between Executive (and his attorneys, successors, and assigns) and the Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating in any manner whatsoever to this Agreement, the Confidentiality Agreement, or the employment or termination of Executive, including, without limitation, claims for breach of contract (express or implied), tort of any kind, employment discrimination (including harassment) as well as all claims based on any federal, state, or local law, statute, or regulation ("Arbitrable Claims"), shall be resolved by mandatory and binding arbitration. All persons and entities specified in the preceding sentence (other than the Company and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, claims under Title VII, Age Discrimination in Employment Act, Americans with Disabilities Act and the California Fair Employment Housing Act. The term "Excluded Claims" shall mean (i) claims under applicable workers' compensation law, unemployment insurance law and the National Labor Relations Act and (ii) any claims or actions asserted or brought against Executive for injunctive relief in connection with any breach or alleged breach by Executive of any of the provisions of Section 7, 8, or 9 of this Agreement. The Excluded Claims shall not be subject to the arbitration provisions of this Agreement as set forth in this
Section 11.

        b. Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes (to the extent applicable) of the American Arbitration Association, as amended, and as augmented in this Agreement and shall take place in Los Angeles County, California, unless otherwise agreed by the parties. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. There shall be one arbitrator. The parties shall mutually agree to an independent and impartial arbitrator within ten (10) business days of the filing of the written demand for arbitration with the American Arbitration Association. In the event the parties are unable to agree to a sole arbitrator within the ten (10)-business day period, the parties shall request that the American Arbitration Association appoint such arbitrator, and such arbitrator shall conduct the arbitration. Except for Excluded Claims, either party may bring an action in the Los Angeles Superior Court to compel arbitration under this Agreement, to enforce an arbitration award or to obtain temporary injunctive relief pending a judgment based on the arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section on Arbitration, except if any court finds that the Federal Arbitration Act does not apply, the California Arbitration Act shall govern the interpretation and enforcement of this Section. If any court or arbitrator finds that any term makes this Arbitration Section unenforceable for any reason, the court or arbitrator shall have the power to modify such term (or if necessary delete such term) to the minimum extent necessary to make this Arbitration Section enforceable to the fullest extent permitted by law.

     14.  Waiver of Jury Trial.

THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY
JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT.

     15.  Jurisdiction; Venue.

     Subject to Section 11 hereof, any claim made in connection with this Agreement may be brought against the other party only in a court located in the State of California, County of Los Angeles. Each of the parties consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

     16.  Entire Agreement.

     This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive's employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Employee Proprietary Information and Inventions Agreement). To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive's duties or compensation will not affect the validity or scope of this Agreement.

     17.  Amendments; Waivers.

     This Agreement may not be amended except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

     18.  Assignment; Termination by Executive.

     Executive agrees that he will not assign any rights or delegate obligations under this Agreement. The rights of the Company under this Agreement may be assigned or transferred by the Company in connection with any consolidation, merger or sale of the Company or a sale of all or substantially all of its assets, and no such consolidation, merger or sale shall entitle Executive to terminate his obligations under this Agreement in the event of such occurrence. For avoidance of doubt, Executive may, at any time prior to the expiration of the current existing period of employment hereunder, terminate his employment with the Company with or without cause, reason or notice, without liability whatsoever.

     19.  Severability.

     If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

     20.  Taxes.

     All amounts paid under this Agreement (including, without limitation, Annual Base Salary and Severance Payment) shall be paid less all required applicable state and federal tax withholdings.

     21.  Governing Law.

     This Agreement shall be governed by and construed in accordance with the law of the State of California.

     22.  Interpretation.

     This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

     23.  Executive Acknowledgment.

     Executive acknowledges he has had the opportunity to consult legal counsel concerning this Agreement, that he has read and understands the Agreement, that he is fully aware of its legal effect, and that he has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

     24.  Counterparts and Facsimile Signatures.

     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Agreement by signing a copy of the signature page hereof and telecopying such signed signature page to the other party hereto, so long as a copy of the signature page of this Agreement containing the original signature of such party is sent via Federal Express or other nationally-recognized overnight courier to the other party to this Agreement for next business day delivery. The signature of such party is effective when telecopied to the other party hereto.

     25.  No Third Party Beneficiaries.

     The provisions of this Agreement are not intended to be for the benefit of or enforceable by any third party.

     26.  Nonwaiver.

     Failure of either party hereto to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights or in any way affect the validity of this Agreement.

     27.  Return of Company Property.

     In the event of any termination of Executive's employment with Company, Executive shall promptly return to Company after his termination all documents, materials, equipment, machines, credit cards, customer lists, and all tangible property of Company and shall maintain as confidential, in accordance with the Confidential Information Agreement signed by Executive, any information of Company which cannot be returned.

     28.  Citizenship.

     To comply with Federal immigration law, Executive must provide Company with documentary evidence of his identity and eligibility for employment in the United States. Such evidence must be provided to Company within three business days of Executive's date of hire or our employment relationship with you may be terminated.

     29.  Survival.

     The obligations in this Agreement that are intended by their terms to survive the expiration and termination of this Agreement shall so survive.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Executive Employment Agreement as of the date and year first written above.

5G WIRELESS COMMUNICATIONS, INC.


By: /s/  Jerry Dix
Jerry Dix
Chief Executive Officer

Address:   4134 Del Rey Avenue
           Marina del Rey, CA  90292
Facsimile: (310) 754-4004


/s/  Peter W. Trepp
Peter W. Trepp

Address:    116 Lighthouse Mall
            Marina del Rey, CA 90292
Facsimile:  (310) 301-9523


                                         EXHIBIT A

           EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

     In consideration of my employment by 5G WIRELESS COMMUNICATIONS, INC. (the "Company"), I hereby agree to the following restrictions placed on my use and development of information, technology, ideas and inventions:

     1.  Proprietary Information.

        a. Restrictions on Proprietary Information. I agree that, during my employment and after, I will hold the Proprietary Information of the Company in strict confidence and will neither use the information nor disclose it to anyone, except to the extent necessary to carry out my responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company. I understand that "Proprietary Information" means all information pertaining in any manner to the business of the Company or its affiliates, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was part of my general knowledge prior to my employment by the Company; or (iii) the information is disclosed to me without restriction by a third party who rightfully possesses the information and did not learn of it from the Company. This definition includes, but is not limited to: (A) schematics, techniques, development tools, processes, computer printouts, computer programs, design drawings and manuals, electronic codes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, and bids; (C) plans for business, marketing, future development and new product concepts; and (D) employee personnel files and information about employee compensation and benefits.

        b. Location and Reproduction. I agree to maintain at my workstation and/or any other place under my control only such Proprietary Information as I have a current "need to know." I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists. I also agree not to make copies or otherwise reproduce Proprietary Information unless there is a legitimate business need for reproduction.

        c. Prior Actions and Knowledge. Except as disclosed on Schedule A to this Agreement, I do not know anything about the Company's business or Proprietary Information, other than information
I have learned from the Company in the course of being hired and employed.

        d. Third Party Information. I recognize that the Company has received and will receive confidential or proprietary information from third parties. I will hold all such information in the strictest confidence and will not use the information or disclose it to anyone (except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party).

        e. Interference with Business. I agree that during my employment with the Company and for a period of one (1) year after termination of my employment with the Company, I shall not directly or indirectly: (i) divert or attempt to divert from the Company (or any affiliate) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers or (ii) solicit, induce, recruit or encourage any person employed by the Company to leave their employment.

     2.  Inventions.

        a. Assignment of Inventions. I agree to assign to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to all Inventions. Notwithstanding the foregoing, the Company may, in its discretion, agree to provide consideration for certain Inventions through a written agreement between the Company and the undersigned which specifically provides for such consideration; in all other cases, no consideration shall be paid. The Inventions shall be the sole property of the Company, whether or not copyrightable or patentable. In addition, I agree to maintain adequate and current written records on the development of all Inventions, which shall also remain the sole property of the Company. I understand that "Inventions" means all ideas, processes, inventions, technology, designs, formulas, discoveries, patents, copyrights, and trademarks, and all improvements, rights, and claims related to the foregoing, that are conceived, developed, or reduced to practice by me alone or with others except Inventions excluded in Schedule A and to the extent that California Labor Code Section 2870 lawfully prohibits the assignment. I understand that Section 2870(a) provides:

     Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

        (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

        (2) Result from any work performed by the employee for the employer.

        b. License for Other Inventions. If, in the course of my employment, with the Company, I incorporate into Company property an invention owned by me or in which I have an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, modify, use and sell my invention as part of and in connection with the Company property.

        c. Assist With Registration. In the event any Invention shall be deemed by the Company to be copyrightable or patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining and maintaining letters patent or other applicable registrations and in vesting the Company with full title. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, due to my incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by me.

        d. Disclosure. I agree to disclose promptly to the Company all Inventions and relevant records. I further agree to promptly disclose to the Company any idea that I do not believe to be an Invention, but is conceived, developed, or reduced to practice by me (alone or with others) while I am employed by the Company or during the one-year period following termination of my employment. I will disclose the idea, along with all information and records pertaining to the idea, and the Company will examine the disclosure in confidence to determine if in fact it is an Invention subject to this Agreement.

        e. Post-Termination Period. I agree that any idea, invention, writing, discovery, patent, copyright, or trademark or similar item, or improvement shall be presumed to be an Invention if it is conceived, developed, used, sold, exploited, or reduced to practice by me or with my aid within one (1) year after my termination of employment with the Company. I can rebut the above presumption if I prove that the idea, invention, writing, discovery, patent, copyright, or trademark or similar item, or improvement is not an Invention covered by this Agreement.

     3.  Former or Conflicting Agreements.

        a. Former Agreements. I represent and warrant that my performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me prior to my employment by the Company. I have listed in Schedule A all other agreements concerning proprietary information or inventions to which I am a party and attached copies of any agreements in my possession. To the best of my knowledge, there is no other contract between me and any other person or entity that is in conflict with this Agreement or concerns proprietary information, inventions or assignment of ideas.

        b. Obligations During Employment. During my employment with the Company, I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.

     4.  Termination.

        a. Return of the Company's Property. I agree to promptly return to the Company upon termination of my employment all Proprietary Information and all personal property furnished to or prepared by me in the course of or incident to my employment. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention.

        b. Termination Certificate. In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule B.

        c. Subsequent Employers. I agree that after the termination of my employment with the Company, I will not enter into any agreement that conflicts with my obligations under this Agreement and will inform any subsequent employers of my obligations under this Agreement.

     5. No Implied Employment Rights. I recognize that nothing in this Agreement shall be construed to imply that my employment is guaranteed for any period of time. I understand that my employment is "at will," which means that either the Company or I can terminate our employment relationship at any time, without notice and for any reason, with or without cause. I understand that the only way that this "at will" employment relationship can be altered is by a written agreement signed by a duly authorized officer of the Company.

     6. Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under any federal or state law concerning trade secrets. I recognize that my violation of this Agreement could cause the Company irreparable harm and agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement.

     7.  Miscellaneous Provisions.

        a. Assignment. I agree that the Company may assign to another person or entity any of its rights under this Agreement.

        b. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        c. Severability. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be unenforceable, such provision shall be enforced to the greatest extent permitted by law and the remainder of this Agreement shall remain in full force and effect.

        d. Entire Agreement. The terms of this Agreement are the final expression of my agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms. I acknowledge that the Company has not made any other representations concerning the subject matter of this Agreement.

        e. Amendment; Waivers. This Agreement can be amended or terminated only by a written agreement signed by both parties. No failure to exercise or delay in exercising any right under this Agreement shall operate as a waiver thereof.

        f. Successors and Assigns. This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company's successors and assigns.

        g.  Interpretation.    This Agreement shall be construed as
a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS
TERMS. I HAVE COMPLETELY NOTED ON SCHEDULE A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.


/s/  Peter Trepp
Peter Trepp